Exhibit 21.1

LIST OF SUBSIDIARIES OF TABERNA REALTY FINANCE TRUST

Taberna Realty Holdings Trust, a Maryland business trust

Taberna Securities, LLC, a Delaware limited liability company

Taberna Capital Management, LLC, a Delaware limited liability company

Taberna Funding LLC, a Delaware limited liability company

Taberna Loan Holdings I, LLC, a Delaware limited liability company

Taberna Equity Funding, Ltd., a Cayman Islands company

Taberna Preferred Funding II, Ltd., a Cayman Islands company

Taberna Preferred Funding III, Ltd., a Cayman Islands company